Ex-99.2

     November 14, 2003


     Dear Fellow Employee:

     As most of you are aware from the news media, many companies are facing huge retirement plan expenses because of a weak stock market and the current low interest rate environment. Unfortunately, the Bank is no exception. For the last several years, we have not only been faced with large cash contributions to the Pension Plan, but also with large expenses that have impacted our financial performance.

     In order to be able to continue to offer a competitive retirement program for our employees, the Bank has decided to freeze the Pension Plan for the 2004 calendar year. Attached is a "Notice of Cessation of Future Benefits Accruals", which is a required notification of the change. Although employees will not accrue any additional benefits under the pension plan after 2003, the Bank will be implementing a defined contribution plan that will provide for a cash contribution for all eligible employees based upon a percentage of payroll.

     Senior Management and the Board are committed to providing a competitive retirement program that will aid employees in planning for their retirement. This includes our 401(k) plan, which matches 25% of employee contributions up to 6% of salary, all on a pre-tax basis. We will be reviewing our retirement program during 2004 to ensure that we continue to offer an attractive, affordable and competitive program.

     We will be providing additional information in the next several weeks about the Pension Plan and the defined contribution plan. We will also be scheduling meetings in early December to answer any questions you may have. In the meantime, please feel free to contact anyone in Senior Management, including myself, or Tracy Panati if you have any immediate questions. Thanks.

     Sincerely,
     Henry F. Thorne/s/